1. Your salaries and wages, general and administrative, and sales and marketing expenses were 41.2% of revenue in the 1st quarter of 06 compared to 38% in the 1st quarter of 05 and 35.7% for all of calendar 05. In your opinion, which period is representative of your annual run rate for those costs as a percentage of revenue? What do you believe is the long-term outlook for these costs as a % of revenue? Are there leverage opportunities here or is the current annual run rate a good reflection of these costs as a % of revenue over the long haul?

Expenses were unusually low in 2005, and unusually high in the first quarter of 2006. As we said in our SEC filings, 2005 expenses were favorably impacted by the resolution of a dispute over previously paid audit fees and expenses in the first quarter of 2006 were unfavorably impacted by costs related to information systems development and professional fees. If you conclude from this that our annual run rate is something less than 41.2% and something more than 35.7% we would not be inclined to disagree. However, there are too many variables to provide a more precise answer. We are confident that we will improve productivity as we increase in size, however it is not clear how much of this improvement will accrue to shareholders as an improvement in per unit expenses, and how much will be invested in an effort to increase unit volumes.

2. How are volumes so far this quarter?

Results for the two months ended May 31, 2006 compared to the same two months in 2005 include the following:

•	Consumer Loan unit volume increased 9.0%.

•	Consumer Loan dollar volume increased 7.8%.

•	The number of active dealer-partners increased 24.6%.

•	Consumer Loan unit volume per active dealer-partner decreased 12.5%.